Exhibit (n)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 5 to Registration Statement No. 333-39837 on Form N-2 of our report dated October 22, 2001 appearing in the August 31, 2001 Annual Report of Merrill Lynch Senior Floating Rate Fund, Inc. and to the reference to us under the caption “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 6, 2001